[EXHIBIT 3.4]

  CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
            PERVASYS, INC. A Nevada Corporation


We the undersigned Michael Meyer, Chief Executive Officer and
Lawrence S. Lotman, Secretary of Pervasys do hereby certify:

That the Board of Directors of said corporation pursuant to NRS
Section 78.390 by written consent of a majority of the shareholders of said corporation dated May 14, 2003, adopted a resolution to amend the original Articles of Incorporation as previously amended as follows:

Article I is hereby amended to read as follows:

Name of Corporation: Film and Music Entertainment, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 24,403,050, that the said change and amendment has been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Date: 5/14/03


/s/  Michael Meyer
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Michael Meyer, C.E.O.


/s/  Lawrence S. Lotman
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Lawrence S. Lotman, Secretary